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                                  EXHIBIT B4.9
                    FORM OF ENHANCED EARNINGS BENEFIT RIDER
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                          ENHANCED EARNINGS BENEFIT RIDER

This rider is part of your policy. The effective date of this rider is the Contract Date shown on the Policy Data Page. The benefits described in this rider will cease upon termination of the policy or at the request of the Owner at any time. Benefits provided by this rider can only be elected prior to the Contract Date.

By attachment of this rider, your policy is amended as follows:

     BENEFIT

          ENHANCED EARNINGS BENEFIT - The Enhanced Earnings Benefit will be paid in addition to the Death Proceeds as described in the Death Benefit Provisions. The Enhanced Earnings Benefit will be determined upon due proof of the Owner's death and selection of payment option. The Enhanced Earnings Benefit will be calculated prior to any death benefit calculations and is equal to (A-B) x C, where:

          A = the Death Proceeds of the policy plus any additional Death Proceeds provided by rider.

          B = Premiums, less any withdrawals. If premiums less withdrawals is equal to or less than zero, B will be assumed to be zero.

          C = the Earnings Benefit Percentage.

          The Enhanced Earnings Benefit shall never exceed B multiplied by the Earnings Benefit Cap (where B is reduced by any subsequent premium paid in the 12 months prior to the date of the Owner's death). The Enhanced Earnings Benefit will never be less than zero.

          Upon the death of the Owner, the Enhanced Earnings Benefit will continue as long as your spouse assumes all rights under the contract as Owner and an Enhanced Earnings Benefit was not paid upon your death. However, if the Enhanced Earnings Benefit was paid upon your death, this rider ends and no additional benefits will be paid.


          The Enhanced Earnings Benefit may be cancelled at any time while the policy is in force.

     COST
          The Enhanced Earnings Benefit Charge is shown on the Policy Data Page.

          Upon cancellation of the Enhanced Earnings Benefit, the Enhanced Earnings Benefit Charge will cease.

          This rider will not change, waive or extend any part of the policy, other than as stated herein.

                     American United Life Insurance Company (R)

                              /s/ William R. Brown

                                    Secretary